Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE
Momentive Announces Third Quarter 2017 Results
Third Quarter Highlights:

•	Net sales of $594 million, a 5% increase year-over-year, and net loss of $8 million.

•	Segment EBITDA of $67 million, a 2% increase year-over-year, production facility turnarounds impact the comparability of year-over-year results by $7 million

•	Previously announced $48 million of restructuring and transformation initiatives have all been completed and $6 million of pro forma cost savings remain

•	Growth and productivity capital initiatives increases ahead of plan with total spending of approximately $160 million in 2017, NXT* capacity expansion remains on track to be completed by year-end 2017

•	Net debt to EBITDA ratio of 4.3x with significant liquidity of $358 million

WATERFORD, N.Y. (October 31, 2017) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQX: MPMQ) today announced results for the third quarter ended September 30, 2017.

“Momentive delivered solid topline growth in the third quarter reflecting improved demand in our specialty silicones product portfolio and Quartz Technologies segment,” said Jack Boss, Chief Executive Officer and President. “Despite the impact of facility turnarounds in the third quarter on year-over-year comparability, we saw strong growth throughout our Formulated and Basic Silicones and Quartz Technologies segments, which enabled the Company to post a year-over-year increase in Segment EBITDA.” Mr. Boss added: “Our outlook remains strong. We recently raised prices across our silicones portfolio, and we expect year-over-year Segment EBITDA growth in the fourth quarter of 2017 as our order book remains strong. Our strategic growth investments, including our NXT expansion, remain on track to drive growth in 2018 and beyond.”

Third Quarter 2017 Results
Net Sales. Net sales for the three months ended September 30, 2017 were $594 million, an increase of 5% compared with $567 million in the prior-year period. The increase in net sales was driven primarily by volume gains across Momentive’s portfolio due to increased demand in automotive, electronics, consumer, and industrial end markets.

Net loss. Net loss for the three months ended September 30, 2017 was $8 million compared with a net loss of $17 million in the prior year period.

Segment EBITDA. Segment EBITDA for the three months ended September 30, 2017 was $67 million, an increase of 2% compared with $66 million in the prior year period. The increase in Segment EBITDA was driven primarily by demand in the Company’s Formulated and Basic Silicones and Quartz Technologies segments offset partially by the timing of approximately $7 million of turnarounds costs and temporary lead / lag raw material inflation impacts. Momentive’s facilities have since started up in normal course and are at full production. The Company also has recently raised prices across its silicones portfolio.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2017 and 2016. In the third quarter of 2017, Momentive reorganized its segment structure and bifurcated its Silicones segment into Performance Additives and Formulated and Basic Silicones to better reflect the Company’s specialty chemical portfolio and related performance. See “Non-U.S. GAAP Measures” and Schedule 4 to this release for further information regarding Segment EBITDA for a reconciliation of net (loss) income to Segment EBITDA.

Net Sales (1):
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Performance Additives	$223	$215	$670	$638
Formulated and Basic Silicones	320	309	910	925
Quartz Technologies	51	43	152	126
Total	$594	$567	$1,732	$1,689
(1) Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Performance Additives	$45	$49	$140	$138
Formulated and Basic Silicones	20	20	71	51
Quartz Technologies	13	6	30	13
Corporate	(11)	(9)	(31)	(29)
Total	$67	$66	$210	$173

Global Restructuring Program and Siloxane Production Transformation
As previously announced, Momentive’s global restructuring programs and siloxane production transformation are expected to generate approximately $48 million in annual savings. Cumulatively through September 30, 2017, Momentive has achieved $42 million of savings under this program. The Company continues to evaluate additional structural cost savings opportunities.

Liquidity and Balance Sheet
At September 30, 2017, Momentive had net debt, which is total debt less cash and cash equivalents, of approximately $1.2 billion. In addition, at September 30, 2017, Momentive had $358 million in liquidity, including $143 million of unrestricted cash and cash equivalents, and $215 million of availability under its senior secured asset-based revolving loan (“ABL”) facility. Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL facility.

Earnings Call

Momentive will host a teleconference to discuss third quarter ended September 30, 2017 results on Tuesday, October 31, 2017, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 309-6571
International Participants: (484) 747-6920
Participant Passcode: 92121983

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com. A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on October

31, 2017. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 92121983. A replay also will be available through the Investor Relations Section of the Company’s website.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of net income (loss) to Segment EBITDA.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net (loss) income determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net (loss) income to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our transformation and restructuring activities, growth and productivity initiatives, anticipated cost savings, growth, and market recovery, the impact of work stoppage and other incidents on our operations and competitiveness. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the impact of work stoppage and other incidents on our operations, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, adverse rulings in litigation, difficulties with the realization of cost savings in connection with our global restructuring, transformation and strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins, the impact of our growth and productivity investments, our ability to realize the benefits there from, and the timing thereof, our ability to obtain additional financing, and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive

Momentive is a global leader in silicones and advanced materials, with a 75 plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

*NXT is a trademark of Momentive Performance Materials Inc.

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except share and per share data)	2017	2016	2017	2016
Net sales	$594	$567	$1,732	$1,689
Cost of sales	473	457	1,378	1,371
Gross profit	121	110	354	318
Costs and expenses:
Selling, general and administrative expense	83	79	252	238
Research and development expense	17	17	48	50
Restructuring and discrete costs	6	2	6	11
Other operating (income) expense, net	(2)	2	2	10
Operating income	17	10	46	9
Interest expense, net	21	19	60	57
Gain on extinguishment of debt	—	—	—	(9)
Non-operating (income) expense, net	(3)	—	(7)	2
Reorganization items, net	—	—	—	1
Loss before income taxes and earnings (losses) from unconsolidated entities	(1)	(9)	(7)	(42)
Income tax expense	6	8	11	4
Loss before earnings (losses) from unconsolidated entities	(7)	(17)	(18)	(46)
Earnings (losses) from unconsolidated entities, net of taxes	(1)	—	(1)	1
Net loss	$(8)	$(17)	$(19)	$(45)

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $1 and $4 at September 30, 2017 and December 31, 2016, respectively)	$144	$228
Accounts receivable (net of allowance for doubtful accounts of $4 at both September 30, 2017 and December 31, 2016)	332	280
Inventories:
Raw materials	152	119
Finished and in-process goods	276	271
Other current assets	64	50
Total current assets	968	948
Investment in unconsolidated entities	19	20
Deferred income taxes	13	9
Other long-term assets	11	20
Property, plant and equipment:
Land	78	74
Buildings	327	307
Machinery and equipment	1,100	959
	1,505	1,340
Less accumulated depreciation	(354)	(265)
	1,151	1,075
Goodwill	216	211
Other intangible assets, net	308	323
Total assets	$2,686	$2,606
Liabilities and Equity
Current liabilities:
Accounts payable	$274	$238
Debt payable within one year	36	36
Interest payable	25	11
Income taxes payable	6	8
Accrued payroll and incentive compensation	60	61
Other current liabilities	109	123
Total current liabilities	510	477
Long-term liabilities:
Long-term debt	1,185	1,167
Pension and postretirement benefit liabilities	337	341
Deferred income taxes	67	66
Other long-term liabilities	70	73
Total liabilities	2,169	2,124
Commitments and contingencies
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,121,634 and 48,058,114 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	867	864
Accumulated other comprehensive loss	(25)	(76)
Accumulated deficit	(325)	(306)
Total equity	517	482
Total liabilities and equity	$2,686	$2,606

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2017	2016
Cash flows (used in) provided by operating activities
Net loss	$(19)	$(45)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	117	132
Unrealized actuarial losses from pensions and other post retirement liabilities	1	5
Deferred income tax benefit	(10)	(14)
Unrealized foreign currency gains	(4)	(2)
Amortization of debt discount	18	17
Gain on the extinguishment of debt	—	(9)
Stock based compensation	3	3
Other non-cash adjustments	9	8
Net change in assets and liabilities:
Accounts receivable	(40)	(13)
Inventories	(20)	(31)
Accounts payable	27	(9)
Income taxes payable	—	5
Other assets, current and non-current	(3)	(8)
Other liabilities, current and non-current	(33)	38
Net cash provided by operating activities	46	77
Cash flows used in investing activities
Capital expenditures	(123)	(85)
Purchases of intangible assets	(2)	(1)
Dividend from MPM	1	1
Proceeds from sale of assets	—	1
Purchase of a business	(9)
Change in restricted cash	3	—
Net cash used in investing activities	(130)	(84)
Cash flows used in financing activities
Net short-term debt borrowings	(1)	2
Repayments of long-term debt	—	(16)
Dividends paid	—	—
Net cash used in financing activities	(1)	(14)
Decrease in cash and cash equivalents	(85)	(21)
Effect of exchange rate changes on cash and cash equivalents	4	5
Cash and cash equivalents (unrestricted), beginning of period	224	217
Cash and cash equivalents (unrestricted), end of period	$143	$201
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$30	$29
Income taxes, net of refunds	20	13
Non-cash investing activity:
Capital expenditures included in accounts payable	$25	$21

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(8)	$(17)	$(19)	$(45)
Interest expense, net	21	19	60	57
Income tax expense	6	8	11	4
Depreciation and amortization	42	48	117	132
Gain on extinguishment and exchange of debt	—	—	—	(9)

Items not included in Segment EBITDA:
Non-cash charges and other income and expense	$—	$4	$4	$15
Unrealized losses on pension and postretirement benefits	—	—	1	5
Restructuring and discrete costs	6	4	36	13
Reorganization items, net	—	—	—	1
Segment EBITDA	$67	$66	$210	$173

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

September 30, 2017
LTM Period
Net loss	$(136)
Interest expense, net	79
Income tax expense	25
Depreciation and amortization	170
EBITDA	138
Adjustments to EBITDA
Restructuring and discrete costs(a)	93
Reorganization items, net(b)	1
Unrealized gains losses on pension and postretirement benefits (c)	29
Pro forma cost savings (d)	6
Acquisitions (e)	2
Non-cash charges (f)	15
Adjusted EBITDA (g)	$284
Adjusted EBITDA less Capital Expenditures and Cash Taxes	$95
Pro forma fixed charges(h)	$56
Ratio of Adjusted EBITDA to Fixed Charges(i)	5.07
Pro forma Fixed Charge Coverage Ratio(j)	1.70

(a)	Primarily includes expenses related to our global restructuring program, siloxane production transformation, work stoppage and certain other non-operating income and expenses.

(b)	Represents professional fees related to our reorganization.

(c)	Represents non-cash actuarial losses resulting from pension and postretirement liability curtailment and re-measurements.

(d)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management.

(e)	Reflects pro forma unrealized EBITDA related to Momentive’s acquisition of the operating assets of Sea Lion Technology, Inc. as if the business was acquired at the beginning of the LTM period.

(f)	Non-cash charges primarily include the effects of foreign exchange gains and losses and impacts of asset impairments and disposals, and stock-based compensation expense.

(g)
Effective Quarter ended September 30, 2017, Nantong, China subsidiary is no longer designated as Unrestricted Subsidiary under the ABL Facility and the indentures that govern our notes, resulting in an increase of $24 million in adjusted EBITDA.

(h)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at September 30, 2017 adjusted for applicable restricted payments.

(i)
MPM’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless MPM has an Adjusted EBITDA to Fixed Charges ratio of at least 2.0 to 1.0. As of September 30, 2017, we were able to satisfy this test and incur additional indebtedness under these indentures.

(j)
Represents Pro forma Fixed Charge Coverage Ratio as defined in the ABL Credit Agreement. If the ABL availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and, (b) $27 million, the FCCR must be greater than 1.0 to 1.0.